Contact:	Paul Coghlan	9:00 EST
	Vice President, Finance, Chief Financial Officer	Wednesday, January 13, 2010
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY ADDS TWO NEW OUTSIDE DIRECTORS TO ITS BOARD

Milpitas, California, January 13, 2010, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, announced that Arthur Agnos, former mayor of San Francisco and John Gordon, Senior Investment Officer of State Farm Insurance Companies have been named to the Company's Board of Directors.

According to Robert H. Swanson, Jr., Executive Chairman of the Board of Linear Technology, “We are honored to be adding both Art Agnos and John Gordon to our Board of Directors.  They bring to our Board a wealth of experience in both the public and private sectors and complement the talents we presently have on our Board.  Art Agnos will serve on both the Nominating and Compensation Committees of the Board of Directors and John Gordon will serve on the Audit and Nominating Committees.

Their addition to the Company's Board of Directors brings the total number of directors to seven, five of whom are independent.”

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModule products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.